        [AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON [DATE]
                                    SECURITIES ACT REGISTRATION NO. 333-       ]
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                 (Name of Small Business Issuer In Its Charter)

           DELAWARE                     13-3391820
  (State Or Jurisdiction Of          (I.R.S. Employer
Incorporation Or Organization)      Identification No.)

                              22681 OLD CANAL ROAD
                         YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-7676
         (Address and Telephone Number Of Principal Executive Offices)

                         ROBERT E. SCHRADER, PRESIDENT
                               115 STEVENS AVENUE
                            VALHALLA, NEW YORK 10595
                                 (714) 974-7474
           (Name, Address And Telephone Number Of Agent For Service)

                        COPIES OF ALL COMMUNICATIONS TO:
                             HENRY A. SINGER, ESQ.
                     MORRISON COHEN SINGER & WEINSTEIN, LLP
                              750 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022

    Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE         AGGREGATE OFFERING          AMOUNT OF
                TO BE REGISTERED                      REGISTERED(1)             PRICE (2)            REGISTRATION FEE
Rights to purchase common stock.................                                  [N/A]                   [N/A]
Common stock, $.01 par value per share,
  underlying rights to purchase.................                                $2,500,000                 $695

(1) Maximum number of shares of Common Stock of Transition Analysis Component Technology, Inc. to be sold to current holders of its common stock in this rights offering.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.
                                   SHARES OF COMMON STOCK

                                $      PER SHARE

    Transition Analysis Component Technology, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock
 on             . During this rights offering, we will issue up to
                            shares of common stock.

                                                                                    PROCEEDS TO TRANSITION
                                                        SUBSCRIPTION                  ANALYSIS COMPONENT
                                                        RIGHTS PRICE                 TECHNOLOGY, INC. (1)
PER SHARE....................................                $                                $
TOTAL........................................                $                            $2,500,000

------------------------

(1) Before deducting expenses payable by us, estimated to be $            .

                            ------------------------

    THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            ------------------------

    You will receive       subscription rights for each share of common stock
that you owned on             . You will not receive any fractional rights. Each
subscription right entitles you to purchase one share of common stock at the
purchase price of $      per share.

    The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time on
            , 2000.

    The subscription rights are transferrable but will not be listed for trading on any stock exchange.

    The president of Transition Analysis Component Technology, Inc. and certain members of his family have agreed to exercise their subscription rights to purchase approximately the same aggregate number of shares as all other subscription rights holders purchase upon exercise of their subscription rights.

    Shares of our common stock are currently listed for quotation on the Nasdaq OTC Bulletin Board-Registered Trademark- under the symbol "TRZA."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS OCTOBER [  ], 1999

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Summary.....................................................      1

  Questions and Answers About Transition Analysis Component
    Technology, Inc.........................................      1
  Questions and Answers About the Rights Offering...........      1

Risk Factors................................................      4

  Risks Related to Our Business.............................      4
  Risks Related to Our Industry.............................     10
  Risks Related to Our Common Stock.........................     11
  Risks Related to the Subscription Rights Offering.........     13

A Warning About Forward-Looking Statements..................     15

The Rights Offering.........................................     16

Description of Common Stock.................................     20

Provisions of the Certificate of Incorporation and By-Laws
  and Delaware Law that May Have Anti-Takeover Effects......     21

Use of Proceeds.............................................     22

Price Range of Common Stock.................................     22

Determination of Offering Price.............................     23

Plan of Distribution........................................     23

Counsel.....................................................     23

Experts.....................................................     23

Securities and Exchange Commission Policy on Indemnification
  for Securities Act Liabilities............................     24

If You Would Like More Information..........................     24

                                    SUMMARY

    This section answers in summary form some questions you may have about Transition Analysis Component Technology, Inc. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                QUESTIONS AND ANSWERS ABOUT TRANSITION ANALYSIS
                           COMPONENT TECHNOLOGY, INC.

WHAT IS TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.?

    TACTech is a semiconductor information service company. We have developed electronic libraries and data bases containing current information about the availability of approximately 481,000 different electronic semiconductors. We license proprietary computer software tools to our customers, who are largely defense and aerospace contractors, industrial users of semiconductors and manufacturers and distributors of semiconductors. These tools enable our customers to determine which manufacturers are actively producing the semiconductors they need and the projected life cycle (obsolescence) of those semiconductors. The system identifies functionally interchangeable devices, when available, from the same or other manufacturers. The Company's libraries and data bases are currently utilized by its customers primarily in connection with designing, engineering, manufacturing and maintaining electronic systems applications.

WHERE ARE WE LOCATED?

    Our main office, where our database is maintained and our executive offices are headquartered, is located in Yorba Linda, California. We maintain another office in San Diego, California, and one in each of New Orleans, Louisiana, and Valhalla, New York.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

    We are distributing to you, at no charge, [one] subscription right for every
share of common stock that you owned on             . We will not distribute any
fractional subscription rights, but will round the number of subscription rights you receive up or down to the nearest whole number. Each subscription right
entitles you to purchase one share of common stock for $      . When you
"exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You may transfer your subscription rights to whomever you choose; the person who holds the subscription rights at the time of exercise is the only person who may exercise the right.

WHAT IS A RIGHTS OFFERING?

    A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

    We are offering the subscription rights to our current shareholders in order to raise approximately $2.5 million in additional capital. We are hoping to develop a new and larger market for our products and services and need additional capital to expand and deepen our product and service offerings, to engage additional management, financial, marketing, and information technology personnel to service those offerings for the new market and to actively promote and advertise our services through a variety of media, including the World Wide Web. Since our inception, we have focused our products, services and marketing efforts on small groups of design engineers employed by manufacturers of electronic systems which make use of semiconductors, principally in the military and aerospace industries. We hope to broaden our reach in the industrial and commercial electronics equipment manufacturing markets, and to target senior executives and decision-makers who have a larger, enterprise-wide perspective on the value added by cost savings and cost avoidance associated with having current information about semiconductor availability and obsolescence. Instead of selling additional shares of common stock to outside parties, the Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. Of course, we cannot assure you that we will not need to seek additional financing in the future.

HOW MANY SHARES MAY I PURCHASE?

    You will receive [one] subscription right for each share of common stock
that you owned on [            ]. We will not distribute fractional subscription
rights, but will round the number of subscription rights you are to receive up or down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $ .

HOW DID WE ARRIVE AT THE $  PER SHARE PRICE?

    In determining the price at which a share of common stock may be purchased under this rights offering, the Board of Directors considered several factors including the historic and current market price of the common stock, our business prospects, our operating history, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock to encourage full participation in this rights offering. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

    You must properly complete the attached subscription certificate and deliver it to the American Stock Transfer & Trust Company, the Subscription Agent,
before 5 p.m., Eastern standard Time on [            ]. The address for the
Subscription Agent is on page 20. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST?

    You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN
STANDARD TIME, ON [            ], THE SUBSCRIPTION RIGHTS WILL EXPIRE.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

    No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to
purchase additional shares of common stock at a price of $[            ] per
share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

    The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 4.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

    You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if others exercise subscription rights and you do not, the percentage of TACTech that you own will diminish, and your voting rights and economic interests will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

    Yes. While the subscription rights will not be registered for trading on any securities exchange, they are transferrable. We cannot guaranty, however, that there will be any market in which to sell the subscription rights.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

    No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
  RIGHTS?

    The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

WHEN WILL I RECEIVE MY NEW SHARES?

    If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after
[            ], 2000.

CAN WE CANCEL THE RIGHTS OFFERING?

    Yes. The Board of Directors may cancel the rights offering at any time on or
before [            ], for any reason. If we cancel the rights offering, any
money received from shareholders will be refunded promptly, without interest.

HOW MUCH MONEY WILL TACTECH RECEIVE FROM THE RIGHTS OFFERING?

    Our gross proceeds from the rights offering depend on the number of shares
that are purchased. If we sell all [            ] shares which may be purchased
upon exercise of the rights offered by this prospectus, then we will receive proceeds of $2,500,000.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

    We will use the proceeds from the rights offering to fund working capital needs, such as to:

    - expand and deepen our product offerings, particularly our commercial and industrial semiconductor database

    - further develop our analytical and reporting software tools

    - engage additional management, financial, marketing and information technology personnel

    - enhance our World Wide Website to enable certain Web-enabled services, and

    - market and advertise our expanded capabilities to potential new markets through the World Wide Web and other media

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

    The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell
all of the shares offered by this prospectus, then we will issue [            ]
new shares of common stock during the rights offering. In that case, we will
have approximately [            ]shares of common stock outstanding after the
rights offering. Basic and diluted earnings per share amounts will be restated in our financial statements for all prior periods reported in those financial statements to give effect to the rights issued in connection with this offering.

WHAT IF I HAVE MORE QUESTIONS?

    If you have more questions about the rights offering, please contact Mr. Robert E. Schrader, president of TACTech, at (914) 747-7474.

                                  RISK FACTORS

    An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

THE AMOUNT OF CAPITAL WE HOPE TO RAISE THROUGH THE SUBSCRIPTION TO SHARES OF COMMON STOCK UNDER THIS RIGHTS OFFERING MAY NOT BE SUFFICIENT TO ENABLE US TO ACHIEVE OUR IMMEDIATE TECHNICAL, PERSONNEL AND MARKETING GOALS.

    We have made this rights offering to our current shareholders in order to raise approximately $2.5 million in additional capital. We are hoping to develop a new and larger market for our products and services and need additional capital to expand and deepen our product offerings, and to engage additional management, financial, and information technology personnel to service those offerings for the new market. Since our inception, we have focused our products, services and marketing efforts on the design engineering departments of manufacturers of electronic systems which make use of semiconductors, principally in the military and aerospace industries. We hope to broaden our reach in the industrial and commercial electronics equipment manufacturing markets, and to target our products and services to corporate senior executives and decision-makers who have a larger, enterprise-wide perspective on the value added by cost savings and cost avoidance associated with having current information about semiconductor availability and obsolescence.

    The products and services we need to offer to reach these new markets must address a wider range of semiconductor products than our libraries currently contain. The personnel we must add must be as expert in all of the attributes of these other products as our current personnel are in the semiconductors we now cover in our libraries. Additionally, we may need to add experts in areas of enterprise-wide financial and cost analysis. The cost savings which we believe obsolescence management inherently provides a large electronics component manufacturing firm which adopts our information services on an enterprise-wide basis must also be emphasized in order for the Company to achieve acceptance among the corporate-level executives we hope to target. We intend to advertise and market our existing and future services on our own World Wide Web site, elsewhere on the World Wide Web, and through other media, to reach this market. Additionally, we hope that access to this market may be one of the collateral benefits of our participation in the new "mySAP.com" business-to-business World Wide Web ecommerce portal project. The project is being designed by SAP
America, Inc., a subsidiary of a large international company which provides sophisticated enterprise resource planning software to other large businesses, to enable these businesses to find and purchase a wide range of products and services relevant to their operations from one central location on the World Wide Web. Through our participation on this Web portal, we expect to offer users some of our library inquiry services, thus permitting TACTech to introduce the value of our obsolescence management services to a potentially larger user base. We cannot be sure, however, that the amount of capital which we are trying to raise through this rights offering will be sufficient to complete the task of deepening and broadening our products and services. Additionally, we cannot be sure that we will be able to identify and engage, in a timely way and on a cost-effective basis, the personnel necessary to manage the Company's efforts to develop and market new products and to develop new markets.

OTHER SOURCES FOR THE NEEDED CAPITAL HAVE NOT YET BEEN IDENTIFIED, AND MAY NOT BE AVAILABLE.

    The subscription rights we are offering may not be fully exercised and we may not be able to raise the maximum amount of capital we hope to raise by this rights offering. Even if all of the capital hoped to be raised from this offering is raised, it, combined with internally generated cash, may not be sufficient to enable us to complete our product expansion and deepening program, in which event we will have to seek additional capital from other sources, or else abandon the goal of reaching the new markets. We have not as yet explored whether any additional sources for capital will be available, although, to the extent we are able to obtain equity capital from other sources, the issuance of more shares of stock may dilute the economic interest and will dilute voting interests of current shareholders.

THE NEED TO COMPLETE AND IMPLEMENT OUR PLANS RAPIDLY IS ACUTE.

    We believe that, because of the competitive pressures inherent in the rapid advance of information distribution on the Internet, the time within which we must complete our product and service expansion, and to identify and engage the additional executive personnel, must be measured in months. If the capital raised from this offering is not sufficient to complete our current plans, and additional capital cannot be identified and obtained within the time window we expect to have, or if we are unable to timely complete our product or service expansion, we may lose the competitive position we currently hold in the distribution of real-time semiconductor availability and obsolescence, and be beaten to the new markets by our competitors.

EVEN IF SUFFICIENT CAPITAL IS RAISED AND OUR PRODUCTS AND SERVICES ARE EXPANDED AND DEEPENED AS PLANNED, WE MAY NOT BE ABLE TO REACH OUR INTENDED MARKETS.

    The Company will have to carefully allocate its advertising and marketing resources to cost-effectively expand into the new markets we hope to target. The opportunity to reach executives and other corporate decision makers as a collateral benefit of our involvement in the mySAP.com Web initiative, we hope, will substantially lower the cost of access to them to a level which the Company can more readily absorb. Our involvement will, we hope, also enable the other resources we commit to advertising and marketing to have a greater impact. It is possible, however, that SAP will terminate the Company's participation in the new World Wide Web portal or discontinue its support of the new portal for reasons unrelated to the value of the Company's products and services, that the individuals who we hope to reach through the portal will not make as much use of it as we hope, that they will not, as a general matter, make policy or purchasing decisions based on the information made available to them through this new medium, or, more specifically, that they will not find the information about our new products and services sufficiently compelling to cause them either to contract with us or to seek further information. We cannot be sure that the advertising and marketing strategy we adopt and implement to maximize and leverage our World Wide Web visibility will be successful.

WE MAY BE UNABLE TO OBTAIN INFORMATION TO UPDATE OUR DATABASES OR GROW THE COMMERCIAL LIBRARY.

    Two of the essential attributes of our products and services have been the comprehensiveness of semiconductor components our libraries have contained, and the immediacy with which our libraries are updated for new information and then made available to our customers. We believe that our libraries contain, on an up-to-date basis, availability, compatibility and obsolescence information on virtually all active semiconductor devices used in the military and aerospace industries. Our close relationships with the sources of our data facilitate our ability to maintain these critical attributes.

    Expansion of our existing libraries to a comparable level of comprehensiveness and timeliness to meet the needs of the commercial and industrial markets is an essential element of our growth plans. Our industrial/commercial semiconductor libraries are sufficiently comprehensive to satisfy the needs of most of our current commercial and industrial customers. We have been expanding our libraries to include specific additional semiconductor device types as requested by our customers. Because of the diversity of device types used in the electronics industry, however, we expect that, even as we generally expand our commercial/industrial device libraries, we will have to continue to add specific device types to our libraries to meet specific customer needs. We will likely have to hire additional library maintenance personnel to our staff, and accordingly increase our labor costs, so that we can accomplish these goals.

    Currently we have good information flow from military semiconductor manufacturers and are able to update our military and aerospace semiconductor library to reflect current changes on a near real-time, on-line basis. However, as we expand our services and obtain customers in new markets, we may not achieve the same degree of cooperation from industrial and commercial semiconductor manufacturers. In addition, as we try to enter markets in Europe and the Far East, semiconductor manufacturers in those markets may not support our commercial library and cooperate with us in a manner similar to that of the U.S. semiconductor manufacturers.

WE MAY BE UNABLE TO INTEGRATE INFORMATION REGARDING COMMERCIAL AND INDUSTRIAL SEMICONDUCTORS WITH OUR COMPUTER SOFTWARE TOOLS.

    We believe we must further develop the commercial/industrial semiconductor library and our search and analysis software if we are sufficiently to penetrate the commercial and industrial markets. Although we have in the past successfully integrated information regarding military and aerospace semiconductors with our proprietary computer software tools, we can not assure you that we will successfully be able to integrate information regarding commercial and industrial semiconductors with our computer software tools. If we fail to do so, it could materially harm our business.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

    Apart from the capital needed to achieve the specific goals just described, the Company will have other capital needs which we can presently foresee. The Company currently has negative net worth and negative working capital. We obtained our current $1.5 million credit facility based solely upon a guaranty of our payments by Zing Technologies, Inc., our former parent company. After this credit facility expires on July 1, 2000 or if it is terminated before then, we cannot assure you that we will be able to obtain comparable financing on acceptable terms, or at all. Although the Company operated at a profit in its 1999 fiscal year, and although the proceeds of this rights offering, if fully subscribed, will restore positive net worth and working capital, we do not know if additional financing will be available to us on favorable terms when we need it or that it will be available at all.

WE COULD LOSE THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL.

    Our future success depends upon our ability to attract and retain key personnel and other highly skilled managerial, technical, and sales and marketing personnel. Our businesses are substantially dependent upon the active participation and technical expertise of Malcolm A. Baca, Executive Vice President and General Manager, and Robert E. Schrader, President. If we lose the services of either Mr. Baca or Mr. Schrader, the loss could seriously interrupt our business and we may not be able to obtain an executive of comparable expertise and commitment to replace him. Our employment agreement with Mr. Baca ended on May 1, 1999. He remains employed by TACTech but without a written contract. Our employment agreement with Mr. Schrader ends on June 30, 2000. We currently have a key person life insurance policy covering Mr. Baca. Besides Messrs. Schrader and Baca, the future success of our planned market expansion will, moreover, depend upon our ability to identify, attract and retain additional key executive, financial and information technology personnel currently unknown to the Company.

    In addition, our ability to achieve revenue growth and the further development and maintenance of our semiconductor libraries and data bases depends on our success in adding direct sales personnel and in attracting and retaining highly skilled technical personnel. Competition in our industry for these highly skilled employees is intense. The loss of the services of some of these employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder sales growth and the development of our semiconductor libraries and data bases and the time it takes to achieve these goals.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS.

    We compete with many data service companies that have far greater financial and human resources than we do. We believe we offer our customers a unique set of information services that can assist the military, aerospace, commercial and industrial markets in solving problems relating to the management of diminishing sources of supply of semiconductor devices and/or their technological obsolescence. However, other companies, including our existing customers, may develop their own software and data base services either in competition with us or to have their own sources for these services. Our competitors offer a wide array of information services, some of which overlap portions of the data we currently provide our customers. Some already focus their information and data analysis tools on the corporate-level executives and decision makers we hope to reach in the future. They may be better able to afford to develop and expand their own product and service offerings into areas in which we believe we currently lead than we will be able to expand our own product and service offerings into the new market we hope to penetrate. They may also be better able to build the sales and marketing infrastructure that we believe is vital to survival in the shrinking military market and to gain entry to the growing commercial/industrial market. Many of our competitors already have direct sales forces in global markets where we plan to develop and increase our marketing presence. We cannot assure you that we will be able to attract sufficient direct sales personnel or that our sales and marketing organizations will successfully compete against the sales and marketing organizations of our competitors.

A SIGNIFICANT PORTION OF OUR REVENUE IN THE PAST TWO YEARS IS ATTRIBUTABLE TO NON-RECURRING EVENTS.

    We currently charge a flat subscription fee for both our basic semiconductor information service and our more enhanced "TACTRAC-TM-" bill of materials indenturing service, and generate substantial revenue from one-time charges imposed upon the upgrade of the TACTech service to the enhanced service. Approximately 41% of our fiscal year 1999 revenue was from the non-recurring upgrade fee charged upon conversion to the TACTRAC service. Under our current pricing structure, this level of revenue can only be maintained if additional TACTech customers convert to the TACTRAC service, or if new TACTRAC customers are obtained. TACTech has achieved substantial penetration of the military and aerospace market, and has already converted many of its customers from its basic service to the enhanced TACTRAC system. If our current subscriber base does not grow, revenues will decline markedly.

IF, DUE TO MARKET CONDITIONS, OUR CURRENT, SUBSCRIPTION FEE BASED, REVENUE MODEL IS NO LONGER TENABLE, WE MAY BE UNABLE TO INTRODUCE SUCCESSFULLY A NEW PRICING STRUCTURE.

    As we expand our product line and attempt to reach the new enterprise-wide market, we may find that the market does not find our current revenue model acceptable. As telecommunications technology improves, and as the business models used by other information-based services change, we may need to alter our pricing structure. We cannot predict whether our customers will accept alternative pricing models or whether we can successfully implement this or any other new pricing structure which is profitable to the Company.

A SIGNIFICANT CUSTOMER, OR CUSTOMERS GENERALLY, MAY CANCEL THEIR LICENSE AGREEMENTS.

    Our license agreements with our customers are generally for terms of 12 months and may be canceled by the customer or us upon 30 days notice. Therefore, we cannot assure you that we will be able to maintain existing subscription levels and customers. If customers cancel their license agreements, our business may be materially and adversely affected because we rely on the subscriber revenue generated by license agreements.

    Historically, we have derived a significant portion of our revenues from large sales to a limited number of customers. In the fiscal year ended June 30, 1999, sales to our five largest customers exceeded 33% of our total revenues and 12% of recurring subscription revenue.

EXPORT REGULATIONS MAY IMPAIR OUR COMPETITIVE POSITION COMPARED TO FOREIGN COMPETITORS.

    The products and services currently offered by the Company have their roots in the military weapons procurement industry. As a result, security of data transmission has been, and is expected to remain, a critical function which our products and services must continue to have. However, to the extent that security measures for our software entail the use of encryption technology not approved for export by the United States government, our competitiveness in international markets could be affected.

OUR COMPETITORS ARE NOT LEGALLY PROHIBITED FROM REPRODUCING OUR PRODUCTS AND SERVICES.

    Our software services and data bases are protected by trade secret provisions of license agreements and by copyright laws, although much of the basic data contained in our databases is widely and publicly available. These laws each protect only particular aspects of the products and services we offer, and do not preclude competitors from legally offering substantially similar products or services. Moreover, because these contractual provisions and laws are frequently difficult or costly to enforce, we cannot assure you that this protection will prove effective. Our products and services are not protected by patent laws.

RAPID TECHNOLOGICAL CHANGE IS A PRINCIPAL ATTRIBUTE OF INFORMATION SERVICES SUCH AS OURS, WHICH COULD RESULT IN OUR PRODUCTS BECOMING OBSOLETE BEFORE WE RECOVERED THE COSTS OF THEIR DEVELOPMENT.

    The market for our data services is characterized by rapid and significant technological developments, changing customer requirements and evolving industry standards. For example, the recent rise of the World Wide Web as a standard means of communication, with its associated data transmission and hyperlinking protocols, has dramatically altered the manner in which information is distributed between businesses. New and more advanced data communications methods are currently being readied for widespread adoption by information technologists, which could require the Company to again redesign its products and services, with inevitable additional costs and delays. The introduction of competitive products using new technologies and the emergence of new industry standards could render our existing products obsolete or unmarketable. We cannot be sure that we will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards.

    A portion of our strategy is to advertise and provide access to our services and databases, as well as to provide access to additional value-added content, on the Internet and its World Wide Web component. We may devote substantial resources to developing or modifying products for use with the Internet and the World Wide Web. We cannot assure you that the revenues, if any, we derive from these products will be greater than the cost of developing or modifying them. Also, these products may be rendered obsolete by or be less valuable in comparison with competitive products made possible by future development of the Internet and the World Wide Web. If this were to occur, it could materially harm our business.

SEMICONDUCTOR MANUFACTURERS MAY PUBLISH INFORMATION ABOUT THEIR COMPONENTS ON THE WORLD WIDE WEB, WHICH MIGHT ENCOURAGE CUSTOMERS TO CURTAIL THEIR USE OF OUR PRODUCTS AND SERVICES.

    Although semiconductor device manufacturers, as a service to their customers, post information regarding their own products on the World Wide Web, we believe our aggregation and analytical services are more desirable to customers than their own review of the specifications of each manufacturer's semiconductor products on a manufacturer-by-manufacturer basis. Additionally, our device compatibility service, obsolescence predictive service, TACTRAC bill-of-material indenturing service, and automatic update notification service are not available to customers from the semiconductor manufacturers themselves. We cannot be sure, however, that our customers will continue to perceive the value of the services we now provide or that they will appreciate the new and enhanced services we hope to provide in the future.

IF OUR CUSTOMERS' HARDWARE SYSTEMS CHANGE, WE MAY NEED TO DEVELOP NEW SOFTWARE.

    We currently provide services to customers' personal computers via standard circuit-switched telephone line transmission and over the Internet. However, the structure of the computer hardware systems used by our subscribers to operate our data base software may change. In that case, we would incur capital costs for new software programs. These costs could be substantial and could harm our profitability.

WE MAY BE UNABLE TO UPGRADE OUR HARDWARE AND SOFTWARE TO MEET CHANGES IN TECHNOLOGIES.

    Software and hardware technologies rapidly change. We must continue to upgrade our hardware and software in order to adequately serve our customers and to meet increasing customer demand. If we are unable to do so, this could materially harm our business.

OUR SOFTWARE AND DATA PRODUCTS COULD CONTAIN UNDETECTED "BUGS," ERRORS AND MALFUNCTIONS.

    Complex software and reference data products such as ours often contain undetected errors, defects or imperfections (often referred to as "bugs"). Despite rigorous testing, the software used in our products could still be subject to various risks associated with systems errors, malfunctions and employee errors. In the past, we have discovered software bugs and data errors in certain of our products and enhancements, both before and after initial implementation. We cannot be sure that errors will not occur in our software and data products after commencement of commercial applications. If these errors occur, the damage to our reputation among our customers could harm our business, particularly if our customers make inappropriate design decisions or incur liabilities related to those designs.

SECURITY MEASURES TO PROTECT OUR HARDWARE, SOFTWARE, DATA BASES AND LIBRARIES COULD FAIL.

    We believe we have adequate security measures to protect our hardware, software, data bases and libraries from unauthorized access and tampering. However, if these security measures were to fail, it could materially and adversely affect our business.

WE MAY BE EXPOSED TO YEAR 2000 RISKS.

    Computer systems and software products used by many companies may need to be upgraded to comply with the problems associated with the Year 2000. Many currently-installed computer systems and software products are designed to accept only two digit entries in the date code field. Beginning in the Year 2000, these fields will need to accept four digit entries to distinguish 21(st) century dates from 20(th) century dates. Otherwise, these systems and software could miscalculate dates or fail completely. This could result in the disruption of business operations controlled by them.

    We have assessed and upgraded all systems that we believe could be affected by the Year 2000 problem. We believe that our production software, information technology systems, hardware and telecommunications systems are Year 2000 compliant. However, we cannot assure you that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems.

    Also, our systems interact electronically and operationally with software, hardware and equipment outside of our control. We are currently gathering Year 2000 compliance information from our key vendors, Internet service provider and customers. Their failure to be Year 2000 compliant could harm our business and the results of operations.

    Since TACTech believes that its production software, information technology systems, hardware and telecommunications systems are Year 2000 compliant, we have not developed and do not plan to develop a contingency plan for noncompliant software, information technology systems, hardware and telecommunications systems.

    Our ability to assemble and acquire the update component data used in the basic TACTech library service and by its more robust TACTRAC service is facilitated by, but is not dependent upon, electronic data processing and telecommunications systems. If such systems were to fail as a result of the advent of January 1, 2000 without its data suppliers having achieved Year 2000 compliance, TACTech could, and will if necessary, continue to obtain such data through available printed documentation as it has done in the past and continues to do presently.

    TACTech provides its component compatibility and other information through routine telephone and Internet connections. If TACTech's current Internet service provider is unable to provide a certificate of compliance prior to January 1, 2000, TACTech will select another provider from among the hundreds of other such providers, many of whom are expected to have achieved Year 2000 compliance before such date. If Internet access is unavailable from any source, at either the customer's site or at TACTech, direct telephone data transmission will continue to be available.

                         RISKS RELATED TO OUR INDUSTRY

DEFENSE AND AEROSPACE SPENDING MAY CONTINUE TO DECLINE.

    Approximately 85% of our business derives from military projects, largely through sales to military, defense and aerospace contractors. U.S. defense spending has decreased over the past few years. As a result, manufacturers are producing fewer semiconductor and other electronic components for military and aerospace applications.

    The reduced spending has also caused a number of military and aerospace systems manufacturers to merge. This ongoing consolidation in the industry reduces the number of customers and potential customers for our services. Any further significant decline in defense and aerospace spending or the manufacturer supply of semiconductors for military and aerospace applications could cause a similar or greater decline in our sales and significantly harm our business, although the decline in overall military and aerospace spending does not diminish the value of the obsolescence parts management services we offer our customers.

    We designed and continue to develop and design our commercial and industrial library to better serve our existing customers and to protect us from our current dependence on the military market. However, its further development will require significant investment and is subject to many uncertainties, including those mentioned earlier. Also, we cannot assure you that markets in other segments of the electronics industry would be available or that we would be successful in them.

MILITARY AND AEROSPACE CONTRACTORS MAY INCREASINGLY USE COMMERCIAL AND INDUSTRIAL SEMICONDUCTORS IN THEIR PRODUCTS AND AS A RESULT DEMAND FOR INFORMATION ON MILITARY AND AEROSPACE SEMICONDUCTORS MAY BEGIN TO DECREASE.

    Electronic equipment manufacturers in the military and aerospace market are incorporating greater percentages of commercial components in the systems they produce than in years past. In order to continue to provide valuable services to our military and aerospace customers, we must continuously augment the existing military and aerospace data library with commercial and industrial component information. At the same time, as military and aerospace contractors increasingly turn to commercial and industrial manufacturers of semiconductors for components, the demand for information concerning military and aerospace semiconductors may decrease and materially affect our business. If we are unable to provide as much data concerning commercial-grade semiconductors as quickly and reliably to our existing customers as we have provided them concerning military semiconductors, our business from our existing customers may decline before we are able to develop a larger presence in the commercial and industrial markets.

                       RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS WHO EXERCISE THEIR SUBSCRIPTION RIGHTS.

    The market price of our common stock ranged between $4.50 (bid) and $19.75 (asked) during the last 12 months and may continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations or new products or services by us or our competitors;

    - changes in financial estimates by security analysts;

    - to the extent that the stock market thinks of us as an Internet company, conditions or trends in the Internet and/or online commerce industries;

    - to the extent that the stock market thinks of us as an Internet company, changes in the economic performance and/or market valuations of companies which are Internet or online commerce companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

    - potential litigation.

    We only have approximately 200,000 shares held by public shareholders. Because of this it is difficult to achieve any Wall Street "sponsorship" for our Company and our stock is thinly traded. Because our stock is thinly traded, there can be wide variations in the stock price. We cannot assure you that our stock will ever be actively traded or that, if active trading does develop, it will be sustained.

    In addition, the stock market in general, and stocks of technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

OUR LACK OF LISTING ON A MAJOR EXCHANGE MAY MAKE IT DIFFICULT FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK.

    Our common stock is quoted in the Nasdaq OTC Bulletin Board established for companies that do not meet the Nasdaq SmallCap Market listing requirements, and what is commonly referred to as the "Pink Sheets." As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the Nasdaq SmallCap Market.

    We hope one day we will be able to list our common stock on the Nasdaq SmallCap Market. However, to do so we must meet certain standards. Generally, the initial listing standards require satisfaction of certain minimum requirements with respect to a company and its stock to be listed. The current listing requirements are the following:

    - A company must have (a) net tangible assets of at least $4 million, or
      (b) a market capitalization of at least $50 million, or (c) net income of $750,000 in the latest fiscal year or in two of the last three fiscal years.

    - The stock must be held by at least 300 shareholders and have a minimum bid price of $4.

    - The number of publicly held shares of a company must be at least
      1 million and the market value of all these shares together must be at least $5 million.

    - The stock must have at least three market makers.

    - If a company has an operating history of less than one year, it must have a market capitalization of at least $50 million.

    - A company must comply with certain corporate governance standards.

    We currently do not meet the standards to qualify our stock for initial listing on the Nasdaq SmallCap Market. We do not have the required minimum net tangible assets, market capitalization or net income. We cannot assure you that we will qualify for listing on the Nasdaq SmallCap Market any time in the future.

IF OUR COMMON STOCK BECOMES A "PENNY STOCK," INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES.

    In addition, if our stock has a market price of less than $5.00 per share, it could become subject to the rules regarding so-called "penny stocks." These rules impose additional sales practice requirements on broker-dealers if they sell penny stock securities to ordinary investors. As a result, broker-dealers may be unable or unwilling to trade "penny stocks." For that reason, if our stock becomes "penny stock," investors may find it more difficult to sell their shares.

WE DO NOT EXPECT TO PAY COMMON STOCK DIVIDENDS.

    We have not in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Under its existing credit facility with Fleet Bank, moreover, the Company is prohibited from declaring and paying cash dividends on our common stock. However, even when that facility expires, and assuming a comparable facility is not installed in its place, based on our present financial status and contemplated future financial requirements, we do not anticipate declaring any cash dividends on the common stock. In determining whether to pay dividends, the Board of Directors considers many factors, including our earnings, capital requirements and financial condition.

SOME ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY.

    Certain provisions of our charter documents and Delaware law may make it more difficult for a third party to acquire control of us, even on terms that a shareholder might consider favorable. Our certificate of incorporation authorizes the Board of Directors to issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire our company because the preferred stock could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of our common stock. The Board of Directors do not currently have any intent to issue shares of preferred stock.

    Our certificate of incorporation also provides that our Board will consist of not less than three and no more than ten directors and that the Board itself will decide the exact number. If there are more than three directors and fewer than seven directors, the Board is classified into two classes and the directors in each class serve staggered two-year terms. If there are more than six directors, the Board is classified into three classes and the directors in each class serve staggered three-year terms. These provisions may make it more difficult for shareholders to replace current members of our Board and may make the acquisition of our company by a third party more difficult.

CONTROLLING SHAREHOLDERS CAN LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF MATTERS REQUIRING SHAREHOLDER APPROVAL AND COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS BY THIRD PARTIES.

    Robert E. Schrader, President, owns 72,576 shares of our common stock or approximately 12% of our company's voting securities. Malcolm A. Baca, Executive Vice President and General Manager, owns 55,383 shares or approximately 9% of our common stock. Our management and directors as a group own 156,831 shares or approximately 26.19% of our company's voting securities. Additionally, family members of Mr. Schrader own, in the aggregate, an additional 218,337 shares of common stock, or approximately 36%, potentially further concentrating ownership if they were to agree to vote their shares in concert with Mr. Schrader. These shareholders, acting together, could exert significant or controlling influence over all matters requiring approval by shareholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. This in turn could harm the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

THE SALE OF RESTRICTED SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

    The shares owned by Messrs. Schrader and Baca and those of certain members of Mr. Schrader's family are restricted securities under federal law. They may be sold but are subject to certain volume and other restrictions. We cannot estimate the number of these shares that may be sold in the future or the effect that their sale may have on the market price of our company's stock. However, it could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them, even if our business is doing well.

               RISKS RELATED TO THE SUBSCRIPTION RIGHTS OFFERING

IF YOU DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

    This rights offering is designed to allow all current shareholders to purchase additional shares of common stock at a substantial discount from the market price of the stock on the date the rights are offered. The purpose of this structure is to enable the Company to raise the capital it needs while allowing current shareholders to maintain their relative proportionate voting and economic interest. The Company's president, Robert E. Schrader and two members of his family, who collectively own approximately 48.6% of the Company's common stock, have advised the Company that they will purchase, pursuant to their subscription rights, such number of shares, in the aggregate, to maintain their approximately 48.6% ownership, which means they will purchase approximately as many shares as all other shareholders purchase upon exercise of the subscription rights. To the extent that current shareholders do not exercise their subscription rights, their proportionate voting interest will be reduced, and the percentage their original shares represent of the Company's expanded equity after exercise of the warrants will be disproportionately diluted.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

    We cannot assure you that the public trading market price of our common stock will not decline after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

    Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF THE VALUE OF OUR COMPANY.

    The subscription price was set by the Board of Directors after considering a variety of factors, including the desire to encourage full shareholder participation in this rights offering by setting an exercise price well below the current market price of the common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, which is negative, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the present or future value of the Company. The Board of
Directors has established the subscription price at a       % discount from the
market price of the common stock on the date of the offering of the subscription rights to encourage all shareholders to exercise their subscription rights and thereby raise the capital needed by the Company without diluting the interests of current shareholders. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    This prospectus contains and may incorporate by reference "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "intend," "expect," "anticipate," "estimate," "continue," or other similar words. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. We have included a discussion entitled "Risk Factors" in this prospectus, highlighting important factors that could cause our actual results to differ materially from our expectations. If in the future you hear or read any forward-looking statements concerning us, you should refer back to the discussion of Risk Factors. The forward-looking statements in this prospectus are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

    These forward-looking statements include, but are not limited to, our belief in the value of collaborating with SAP in its mySAP.com World Wide Web portal or with other possible Internet affiliations, our desire to expand our market to include executives having a corporate-wide focus on cost-containment and streamlining of information acquisition and our plans to expand and deepen our semiconductor database libraries to reach companies in the commercial and industrial markets. Forward-looking statements are inherently uncertain. Our actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including but not limited to, the following:

    -- our history of income, losses and accumulated deficit, inconsistent revenues and the uncertainty of future profitability;

    -- the uncertainty of our ability to grow our current business or to reach the new markets for the services and products we hope to develop;

    -- and the need to identify and recruit management, sales, service and information technology personnel;

    -- the intensity of competition in our field;

    -- the rapid progress of technology in the industry in which we participate;

    -- our dependence on a narrow range of products and services; and

    -- the level of protection over our intellectual property and proprietary rights.

    In addition to the risks and uncertainties discussed below, you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission (the "SEC") and in our Annual Report on Form 10-KSB for the year ended June 30, 1999. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on such statements.

                              THE RIGHTS OFFERING

    BEFORE EXERCISING OR SELLING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE
[            ].

THE SUBSCRIPTION RIGHTS.

    We are distributing transferable subscription rights to shareholders who
owned shares of our common stock on [            ], at no cost to the
shareholders. We will give you [one] subscription right for each share of common
stock that you owned on [            ]. You will not receive fractional
subscription rights during the rights offering, but instead we will round your number of subscription rights up or down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for
$      . If you wish to exercise your subscription rights, you must do so before
5 P.M., Eastern Standard Time, on [            ], 2000. After that date, the
subscription rights will expire and will no longer be exercisable.

    As soon as practicable after [            ], 2000, American Stock
Transfer & Trust Company, the "Subscription Agent," will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as
practicable after [            ], 2000.

PURCHASE COMMITMENTS.

    Robert E. Schrader, President of TACTech, and two members of his family, who collectively own approximately 48.6% of the outstanding common stock, have committed to purchase, in the aggregate, approximately the same number of shares as all other persons who exercise their subscription rights, commit to purchase. There is no minimum number of shares which they have committed to purchase.

EXPIRATION DATE.

    The rights will expire at 5 p.m., Eastern standard Time, on             ,
2000. If you do not exercise your subscription rights prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT.

    The Board of Directors may withdraw the rights offering in its sole
discretion at any time prior to or on             , 2000, for any reason
(including, without limitation a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE.

    The Board of Directors decided to charge the $      per share subscription
price after considering a variety of factors including the historic and current market price of the common stock, our business prospects, our operating history, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The
$      per share subscription price should not be considered an indication of the
actual value of TACTech or our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater
than $      per share.

TRANSFERABILITY OF SUBSCRIPTION RIGHTS.

    The person holding the subscription rights of record at the time of exercise may exercise the subscription privilege. As the initial recipient of the subscription right, you may transfer the right to another person or other person(s), but we cannot assure you that any market will develop for these rights.

EXERCISE OF SUBSCRIPTION RIGHTS.

    You may exercise your subscription rights by delivering to the Subscription
Agent on or prior to [            ], 2000:

    -- A properly completed and duly executed subscription certificate;

    -- Any required signature guarantees; and

    -- Payment in full of $[            ] per share of common stock to be
       purchased.

    You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT.

    Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "AMERICAN STOCK TRANSFER & TRUST COMPANY, AS SUBSCRIPTION AGENT." If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the Subscription Agent must receive the full amount of your payment in currently available funds within one over-the-counter ("OTC")
trading day prior to [            ], 2000. Payment will be deemed to have been
received by the Subscription Agent only upon:

    (A) clearance of any uncertified check;

    (B) receipt by the subscription Agent of any certified check or bank draft drawn upon U.S. bank or of any postal, telegraphic or express money order; or

    (C) receipt of funds by the Subscription Agent through an alternative payment method.

    Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance
of [            ], 2000, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

GUARANTEED DELIVERY PROCEDURES.

    If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior
[            ], 2000, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

    (1) You send, and the Subscription Agent receives, payment in full for each
       share of common stock being subscribed for on or prior to             ,
       2000;

    (2) You send, and the Subscription Agent receives, on or prior to
                   , 2000, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold and the number of shares of common stock that you wish to purchase. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three OTC trading days following the date of the notice of guaranteed delivery; and

    (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by
       facsimile transmission, to facsimile number [            ]. You can
       obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES.

    Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS.

    If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS.

    If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you.

REGULATORY LIMITATION.

    We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

OUR DECISION BINDING ON YOU.

    All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither TACTech nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION.

    After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING.

    Assuming we issue all of the shares of common stock offered in the rights
offering approximately [            ] shares of common stock will be issued and
outstanding. This would represent a [            ]% increase in the number of
outstanding shares of common stock. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

FEES AND EXPENSES.

    We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither TACTech nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT.

    We have appointed American Stock Transfer & Trust company as Subscription Agent for the rights offering. The Subscription Agent's address for pages sent by mail or overnight delivery is:

           American Stock Transfer & Trust Company
           Attention: Rights Agent
           12039 West Alameda Parkway
           Suite Z-2
           Lakewood, CO 80228

    The subscription Agent's telephone number is 800-937-5449 (or 718-921-8200) and its facsimile number is 718-236-2641. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription Agent. We will pay the fees and certain expenses of
the Subscription Agent, which we estimate will total $            . We have also
agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.

                                   IMPORTANT

    PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT
AND CLEARANCE OF PAYMENT PRIOR TO             , 2000. BECAUSE UNCERTIFIED
PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                             IF YOU HAVE QUESTIONS

    If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Mr. Robert E. Schrader, president of TACTech, at:

           115 Stevens Avenue
           Valhalla, New York 10595
           Telephone: (914) 747-7474

                          DESCRIPTION OF COMMON STOCK

    As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. You are entitled to receive dividends, if any, declared by the Board of Directors. If TACTech is liquidated, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities. You have no preemptive rights to subscribe for additional shares of common stock and no right to convert your common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of common stock. Your common stock is not redeemable by TACTech.

           PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS
              AND DELAWARE LAW THAT MAY HAVE ANTI-TAKEOVER EFFECTS

    The Company's certificate of incorporation and its by-laws

    - provide for a classified Board of Directors from which directors may only be removed by stockholders for cause by

    - not less than 66 2/3% of the total voting power of all outstanding shares of stock entitled to vote generally in the election of directors or

    - action by the Board of Directors;

    - generally provide that only a majority of the Board of Directors of the Company may fill vacancies on the Board of Directors;

    - restrict the right to amend certain provisions of the certificate of incorporation or by-laws;

    - restrict the right of stockholders to call special meetings; and

    - authorize the Company's Board of Directors to issue shares of preferred stock without further stockholder approval and to set the rights, privileges and preferences of those shares.

    These provisions are designed to encourage any person who desires to take control of and/or acquire the Company to enter into negotiations with the Board of Directors of the Company, thereby making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or other non-negotiated means. In addition to encouraging any person intending to attempt a takeover of the Company to negotiate with the Board of Directors of the Company, these provisions also curtail a person's use of a dominant equity interest to control any negotiations with the Board of Directors of the Company. Under these circumstances, the Board of Directors of the Company may be better able to make and implement reasoned business decisions and protect the interests of all of the Company's stockholders. Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company.

    Additionally, by reason of their 48.6% aggregate interest, Mr. Robert E. Schrader and two members of his family, should they decide to act in concert, can prevent the approval of any transaction, even if it might be beneficial to other shareholders.

    The provisions of Delaware law which may have an anti-takeover effect, are as follows:

        Delaware Takeover Statute. The Company is subject to the provisions of
    Section 203 of the Delaware General Corporation Law (the "DGCL") regulating corporate takeovers. Section 203 generally prevents Delaware corporations from engaging in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder" (generally defined as a stockholder who, together with its affiliates and associates, owns 15% or more of the corporation's outstanding voting shares) for three years following the date that such stockholder became an "interested stockholder" unless

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder",

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares),

    - on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the voting stock which is not owned by the "interested stockholder" or

    - under certain other circumstances.

    A Delaware corporation may "opt out" of the provisions of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a shareholders' amendment approved by at least a majority of the outstanding voting shares, which amendment generally will not become effective until 12 months after the date of such amendment. The Company has not "opted out" of the provisions of Section 203.

                                USE OF PROCEEDS

    We will apply the net proceeds from the rights offering to fund working capital needs, such as:

    - to further expand our semiconductor libraries to include additional commercial and industrial microcircuit and discrete semiconductor devices,

    - to further develop obsolescence expertise with respect to commercial and industrial semiconductor devices,

    - to improve our database access and analysis software,

    - to enhance our World Wide Web site to deliver our products and advertise our service,

    - to identify and engage additional executive, financial, marketing and information technology personnel to broaden the reach of the Company's products and services to a new and larger market, and

    - to engage in expanded marketing and advertising activities, including via the World Wide Web.

Assuming that stockholders exercise all of the subscription rights offered, we
will receive gross proceeds from the rights offering of $2,500,000.   Net of
expected expenses incurred in this offering, the Company would, in that event,
receive proceeds of approximately $            .

                          PRICE RANGE OF COMMON STOCK

    The common stock of the Company is listed for quotation on the Nasdaq OTC Bulletin Board under the symbol "TRZA." The following table sets forth the high and low closing prices of the Company's common stock. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ending June 30, 1998
  First Quarter.............................................   $ 8.50     $0.93
  Second Quarter............................................     8.50      4.00
  Third Quarter.............................................     8.00      4.62
  Fourth Quarter............................................     8.00      4.50

Fiscal Year Ending June 30, 1999
  First Quarter.............................................   $ 7.50     $5.50
  Second Quarter............................................     9.50      4.50
  Third Quarter.............................................    12.00      6.50
  Fourth Quarter............................................    11.00      5.00

    As of October 11, 1999, there were 598,734 shares of Common Stock outstanding owned by 48 holders of record and approximately 562 beneficial holders.

                        DETERMINATION OF OFFERING PRICE

    The Board of Directors decided to set a $      per share subscription price
after considering a variety of factors, including the historic and current market price of the common stock, our business prospects, our operating history, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to
the current trading price of our common stock. The $      per share price should
not be considered an indication of the actual value of TACTech or our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering
at a price equal to or greater than $      per share. We have neither sought,
nor obtained, any valuation opinion from outside financial advisors or investment bankers.

                              PLAN OF DISTRIBUTION

    On or about [            ], 1999, we will distribute the subscription rights
and copies of this prospectus to individuals who owned shares of common stock on
[            ]. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the Subscription Agent, American Stock Transfer & Trust Company, at the address on page 20. See "The Rights Offering." If you have any questions you should contact our President, Robert E. Schrader, at the telephone number and address on page 20.

                                    COUNSEL

    Morrison Cohen Singer & Weinstein, LLP has acted and continues to act as counsel to TACTech with regard to certain matters, and has been retained to represent TACTech in connection with this prospectus and the rights offering. The validity, authorization and issuance of the shares of TACTech common stock which are the subject of the rights offering will be passed upon for TACTech by Morrison Cohen Singer & Weinstein, LLP. Morrison Cohen Singer & Weinstein, LLP's address is 750 Lexington Avenue, New York, New York 10022. Henry A. Singer is a senior partner of Morrison Cohen Singer & Weinstein, LLP and, as nominee for the firm, owns 600 shares of TACTech common stock. Mr. Singer is also a director of Zing Technologies, Inc. which has guaranteed certain TACTech bank indebtedness. David Lerner is a partner of Morrison Cohen Singer &Weinstein, LLP and is a director of TACTech.

                                    EXPERTS

    TACTech's financial statements at June 30, 1999 and 1998, and for the years then ended, included in our Annual Report on Form 10-KSB and incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated by reference in this Prospectus and elsewhere in the registration statement and are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

          SECURITIES AND EXCHANGE COMMISSION POLICY ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

    Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors of the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director.
Section 102 of the Delaware General Corporation Law does not, however, permit a corporation to limit or eliminate the personal liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, intentional or negligent payment of unlawful dividends or unlawful stock purchases or redemptions or any transaction from which the director derived an improper personal benefit. TACTech's certificate of incorporation provides for limitations on directors' and officers' liability to the fullest extent permitted by the Delaware General Corporation Law.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any of its officers and directors party to any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another organization by, among other things, a majority vote of directors (even though less than a quorum) who were not parties to such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. TACTech's by-laws provide for indemnification of TACTech's officers and directors to the maximum extent and in the manner permitted by the Delaware General Corporation Law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TACTech pursuant to TACTech's certificate of incorporation, by-laws, contractual agreements, or otherwise, TACTech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       IF YOU WOULD LIKE MORE INFORMATION

    Transition Analysis Component Technology, Inc. files annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                       450 Fifth Street, N.W.
                       Washington, D.C. 20549

                       7 World Trade Center, Suite 1300
                       New York, NY 10048

                       500 West Madison Street, Suite 1400
                       Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (HTTP://WWW.SEC.GOV).

    Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to the Company at:

                       115 Stevens Avenue
                       Valhalla, NY 10595

    We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

        (1) our Annual Report on From 10-KSB for the year ended June 30, 1999;
    and

        (2) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

    As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

    You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

    This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                            ------------------------

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses incurred by Transition Analysis Component Technology, Inc. in connection with the issuance and distribution of the securities being registered (except for the SEC registration fee all expenses are estimates):

SEC Registration Fee........................................  $695.00
Blue Sky Fees and Expenses..................................  $   .00
Fees of Distribution Agent/Escrow Agent.....................  $   .00
Subscription Agent Fees and Expenses........................  $   .00
Fees of Information Agent...................................  $   .00
Printing and Edgar Filing Preparation Expenses..............  $   .00
Legal Fees and Expenses.....................................  $   .00
Accounting Fees and Expenses................................  $   .00
Listing Fee.................................................  $   .00
Miscellaneous Expenses......................................  $   .00
Total Expenses..............................................  $   .00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    See "SECURITIES AND EXCHANGE COMMISSION POLICY ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES" in the prospectus.

ITEM 16. INDEX TO EXHIBITS

    The following exhibits are filed with this registration statement, and this list constitutes the exhibit index.

EXHIBIT NO.             DESCRIPTION
-----------             -----------
4                       Subscription Rights Certificate*

5                       Opinion of Morrison Cohen Singer & Weinstein, LLP regarding legality of securities being registered*

23.1                    Consent of Ernst & Young LLP

23.2                    Consent of Morrison Cohen Singer & Weinstein, LLP (contained in its opinion filed as Exhibit 5 hereto)

99.1                    Notice of Guaranteed Delivery*

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that:

    (A) The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities
       Act;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934.

    (B) For determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (C) The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Valhalla, State of New York, on October 26, 1999.

                                                       TRANSITION ANALYSIS COMPONENT
                                                       TECHNOLOGY, INC.

                                                       By:  /s/ ROBERT E. SCHRADER
                                                            -----------------------------------------
                                                            Name: Robert E. Schrader
                                                            Title:  President

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                                                       Signature

Date October 26, 1999                                  By:  /s/ ROBERT E. SCHRADER
                                                            -----------------------------------------
                                                            Name: Robert E. Schrader
                                                            Title:  Chief Executive Officer, President
                                                            and Director

                                                       By:  /s/ MARTIN S. FAWER
                                                            -----------------------------------------
                                                            Name: Martin S. Fawer
                                                            Title:  Chief Financial Officer, Treasurer
                                                            and Director

                                                       By:  /s/ DEBORAH J. SCHRADER
                                                            -----------------------------------------
                                                            Name: Deborah J. Schrader
                                                            Title:  Director

                                                       By:  /s/ DAVID LERNER
                                                            -----------------------------------------
                                                            Name: David Lerner
                                                            Title:  Director